FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio:  BlackRock Municipal
Money Market Portfolio (BR_MMM), CMA Multi-state
Municipal Series Trust, CMA California Municipal Money
Fund (L-CACMA), Cal Money (L-CAMNY), Muni Cash (L-
MUNIC), Muni Fund (L-MUNIF), Merrill Lynch
Institutional Tax Exempt Fund of Merrill Lynch Funds for Inst (L-TE), Master Tax-Exempt Trust (MF-L-TET)
2.    Issuer: State of California RAN's
3.    Date of Purchase:  10/26/2007
4.    Underwriter from whom purchased:  Banc of America
Securities LLC
5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

a. List of Underwriters: Banc of America Securities
LLC, Alamo Capital, Bear, Stearns & Co. Inc., Comerica
Securities, Goldman, Sachs & Co., Henderson Capital
Partners, LLC, Mellon Financial Markets, LLC, Morgan
Stanley & Co. Incorporated, SL Hare Capital, Inc., UBS
Securities LLC, Alta Vista Financial, Inc., Citi,
Fidelity Capital Markets Services, Great Pacific
Securities, Inc., JPMorgan, Merrill Lynch & Co., RBC
Capital Markets, Southwest Securities Inc., Wachovia
Bank, National Association, E.J. De La Rosa & Co.,
Inc., Backstrom McCarley Berry & Co, LLC, City
National Securities, Inc., George K. Baum & Company,
Grigsby & Associates, Inc., Lehman Brothers, M.L.
Stern & Co., LLC, Siebert Brandford Shank & Co, LLC,
Stone & Youngberg, Wells Fargo Institutional
Securities, LLC.

6.    Aggregate principal amount of purchased (out of total
offering):   $1,190,000,000 out of $7,000,000,000
7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering): $1,200,000,000 out of
$7,000,000,000
8.    Purchase price (net of fees and expenses):  100.409
9.    Date offering commenced: 10/26/07
10.    Offering price at end of first day on which any sales
were made:
11.    Have the following conditions been satisfied:
    Yes    No

a.    The securities are part of an issue registered
      under the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign
            Offering or are securities sold in an Eligible
        Rule 144A Offering or part of an issue of government
            securities.                            _X__

    b.    The securities were purchased prior to the
        end of the first day on which any sales
        were made, at a price that was not more
        than the price paid by each other
        purchaser of securities in that offering
        or in any concurrent offering of the
        securities (except, in the case of an
        Eligible Foreign Offering, for any rights
        to purchase required by laws to be granted
        to existing security holders of the
        Issuer) or, if a rights offering, the
        securities were purchased on or before the
        fourth day preceding the day on which the
        rights offering terminated.                _X__

    c.    The underwriting was a firm commitment
        underwriting.                        _X__

    d.    The commission, spread or profit was
        reasonable and fair in relation to that
        being received by others for underwriting
        similar securities during the same period.    __X_

    e.    In respect of any securities other than
        Eligible Municipal Securities, the issuer
        of such securities has been in continuous
        operation for not less than three years
        (including the operations of predecessors).    _X__

f.    Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?                            _X_




Approved:     Bradley Snyder              Date:___10/25/07_